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EXHIBIT 3.7

CERTIFICATE OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CRITICAL CARE SYSTEMS, INC.

        Paul F. McConnell, being the President of Critical Care Systems, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

        FIRST: The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on March 11, 1991 (the "Certificate of Incorporation").

        SECOND: The Board of Directors of the Corporation, at a special meeting on December 20, 2001, adopted resolutions recommending that the Corporation amend, integrate and restate the Certificate of Incorporation in its entirety to read as set forth in Exhibit A, attached hereto and made a part hereof (the "Amended and Restated Certificate").

        THIRD: The Amended and Restated Certificate restates and integrates and further amends the Certificate of Incorporation.

        FOURTH: The stockholders of the Corporation, pursuant to the written consent of a majority of the Series A Preferred Stock, a majority of the Series B Preferred Stock, a majority of the Class A Common Stock and a majority of the Class B Common Stock, approved and adopted the Amended and Restated Certificate in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of the Amended and Restated Certificate has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

        FIFTH: The Amended and Restated Certificate shall be effective as of December 31, 2001 at 11:59 p.m.

        IN WITNESS WHEREOF, the undersigned, being the President hereinabove named, for the purpose of restating and integrating and further amending the Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, under penalty of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate of Incorporation this 27th day of December, 2001.

CRITICAL CARE SYSTEMS, INC.
/s/ PAUL F. MCDONNELL
		By:	Paul F. McDonnell
		Its:	President
ATTEST:
/s/ CHRISTOPHER J. YORK
By:	Christopher J. York
Its:	Secretary

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CRITICAL CARE SYSTEMS, INC.

ARTICLE ONE

        The name of the Corporation is Critical Care Systems, Inc.

ARTICLE TWO

        The address of the Corporation's registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

A. AUTHORIZED SHARES

        The total number of shares of capital stock which the Corporation has authority to issue is 350,000 shares, consisting of:

          (1)   25,000 shares of Series A Preferred Stock, par value $.01 per share ("Series A Preferred");

          (2)   15,000 shares of Series B Preferred Stock, par value $.01 per share ("Series B Preferred");

          (3)   250,000 shares of Class A Common Stock, par value $.0l per share ("Class A Common"); and

          (4)   51,321 shares of Class B Common Stock, par value $.01 per share ("Class B Common").

        The Class A Common and the Class B Common are hereafter collectively referred to as the "Common Stock." The Series A Preferred and the Series B Preferred are hereafter collectively referred to as the "Preferred Stock." The shares of Class A Common, Class B Common, Series A Preferred and Series B Preferred shall have the rights, preferences and limitations set forth below.

B. PREFERRED STOCK TERMS

        Section 1.    Dividends.

        1A.    General Obligation.    When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Preferred Stock as provided in this Section 1. Dividends on each share of the Preferred Stock (a "Preferred Share") shall accrue on a quarterly basis at the rate of 10% per annum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Preferred Share to and including the first to occur of (i) the date on which the Liquidation Value of such Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Preferred Share by the Corporation or (ii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. To the extent that Preferred Stock has been issued by the Corporation in connection with the conversion of shares of preferred stock previously issued by Infusion Care Systems, Inc., a Delaware corporation ("ICS"), in respect of which dividends had accrued but not been paid by ICS prior to such conversion, the accrued dividends on each share of Preferred Stock issued in connection with such conversion shall include as a deemed accrued dividend the dividends accrued on the shares of preferred stock of ICS converted into such Preferred Stock. The date on which the Corporation initially issues any Preferred Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Preferred Share.

        1B.    Dividend Reference Dates.    To the extent not paid on the last business day of each March, June, September and December of each year, beginning the last business day of March, 2002 (the "Dividend Reference Dates"), all dividends which have accrued on each Preferred Share outstanding during the three-month period (or other period in the case of initial Dividend Reference Date) ending upon each Dividend Reference Date (as well as any dividends previously accrued and unpaid on shares of preferred stock of ICS) shall be accumulated and shall remain accumulated dividends with respect to such Preferred Share until paid to the holder thereof.

        1C.    Distribution of Partial Dividend Payments.    Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Preferred Shares held by each such holder.

        Section 2.    Liquidation.

        2A.    Series A Preferred.    Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Series A Preferred held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Series A Preferred shall not be entitled to any further payment in respect of their shares of Series A Preferred. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2A, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the shares of Series A Preferred held by each holder.

        2B.    Series B Preferred.    Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series B Preferred shall be entitled to be paid, after payment in full is made upon the Series A Preferred as required under Section 2A above and before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Series B Preferred held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Series B Preferred shall not be entitled to any further payment in respect of their shares of Series B Preferred. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2B, then the entire assets available to be distributed to the Corporation's stockholders, other than the assets to be distributed with respect to the Series A Preferred pursuant to Section 2A above, shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series B Preferred held by each such holder.

        2C.    Notice.    Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Preferred Share and each share of Common Stock in connection with such liquidation, dissolution or winding up.

        2D.    Transactions Not Deemed a Liquidation, Dissolution or Winding Up.    Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, nor a Fundamental Change, nor a Change of Control, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

        Section 3.    Priority of Preferred Stock on Dividends and Redemptions.

        3A.    Series A Preferred.    So long as any Series A Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with employment agreements in effect with respect to such employees.

        3B.    Series B Preferred.    So long as any Series B Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a class, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with employment agreements in effect with respect to such employees.

        Section 4.    Redemptions.

        4A.    Redemptions at Option of Holders.    On or after December 11, 2005 (the "Scheduled Redemption Date"), the holders of a majority of the Series A Preferred shall be entitled to require the Corporation, at any time and from time to time, to redeem all or any portion of the Series A Preferred by delivery of a written notice specifying the percentage of the outstanding shares of Series A Preferred to be redeemed and the date on which such redemption is to occur. The Corporation shall give notice of such redemption to all holders of Series A Preferred in accordance with Section 4D of this Part B, and the number of shares of Series A Preferred to be redeemed from each holder thereof shall be determined in accordance with Section 4E of this Part B.

        4B.    Redemption After Public Offering.    The Corporation shall, at the request (by written notice given to the Corporation) of the holders of a majority of the Series A Preferred, apply the net cash proceeds from any Public Offering remaining after deduction of all discounts, underwriters' commissions and other reasonable expenses to redeem shares of Series A Preferred at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). Such redemption shall take place on a date fixed by the Corporation, which date shall be not more than five days after the Corporation's receipt of such proceeds. Redemptions of shares pursuant to this paragraph shall not relieve the Corporation of its obligation to redeem shares on the Scheduled Redemption Date.

        4C.    Redemption Payments.    For each share of Series A Preferred which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Series A Preferred) an amount in immediately available funds equal to the Liquidation Value of such shares of Series A Preferred (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Series A Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred to be redeemed on such date, then those funds which are legally available shall be used to redeem the maximum possible number of shares of Series A Preferred pro rata among the holders of the Series A Preferred to be redeemed based upon the aggregate Liquidation Value of such shares of Series A Preferred held by each such holder (plus all accrued and unpaid dividends thereon). At the earliest time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred, such funds shall immediately be used to redeem the balance of the Series A Preferred which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

        4D.    Notice of Redemption.    Except as otherwise provided herein or in an agreement with a holder of Series A Preferred, the Corporation shall mail written notice of each redemption of any Series A Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Series A Preferred represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series A Preferred shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares of Series A Preferred.

        4E.    Determination of the Number of Each Holder's Preferred Shares to be Redeemed.    The number of shares of Series A Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares of Series A Preferred determined by multiplying the total number of shares of Series A Preferred to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series A Preferred then held by such holder and the denominator of which shall be the total number of shares of Series A Preferred then outstanding.

        4F.    Dividends After Redemption Date.    No share of Series A Preferred shall be entitled to any dividends accruing after the date on which the Liquidation Value of such share of Series A Preferred (plus all accrued and unpaid dividends thereon) is paid to the holder of such share of Series A Preferred. On such date, all rights of the holder of such redeemed share of Series A Preferred shall cease, and such share of Series A Preferred shall no longer be deemed to be issued and outstanding.

        4G.    Redeemed or Otherwise Acquired Preferred Shares.    Any shares of Series A Preferred which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

        4H.    Other Special Redemptions.

            (i)  If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such actual or proposed Chance in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred and each holder of Series B Preferred, but in any event such notice shall not be given less than five days prior to the consummation of such Change in Ownership, and the Corporation shall give each holder of Series A Preferred and each holder of Series B Preferred prompt written notice of any material change in the terns or timing of such transaction of which it becomes aware. The holder or holders of a majority of the shares of Series A Preferred then outstanding may require the Corporation to redeem all or any portion of the Series A Preferred owned by such holders at a price per share of Series A Preferred equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) 21 days after receipt of the Corporation's notice and (b) five days prior to the consummation of the Change in Ownership (the "Expiration Date"). If the holder or holders of a majority of the Series A Preferred then outstanding so require the Corporation to redeem all or any portion of the Series A Preferred owned by such holders, then the Corporation shall give prompt written notice of any such election to all other holders of Series A Preferred within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date and (b) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series A Preferred owned by such holder; provided that, if such election has been made by the holder or holders of a majority of the Series A Preferred then outstanding to redeem all of the Series A Preferred held by them, then each such other holder of Series A Preferred shall be automatically deemed to have made an election to have redeemed all of the Series A Preferred owned by him and any election to the contrary shall be given no force or effect.

          Upon receipt or deemed receipt of such election(s), the Corporation shall be obligated to redeem all of the Series A Preferred specified pursuant to this paragraph 4H(i) to be redeemed on the later of (a) the occurrence of the Change in Ownership and (b) five days after the Corporation's receipt or deemed receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded and deemed canceled and of no further force or effect, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A Preferred may rescind such holder's request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

          The term "Change in Ownership" means any sale, transfer, or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Series A Preferred as of the date of the merger of ICS into the Corporation, together with their Affiliates, owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.

           (ii)  If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms, and including the date of consummation thereof, to each holder of Series A Preferred and Series B Preferred but in any event such notice shall not be given more than 45 days nor less than 20 days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Series A Preferred and each holder of Series B Preferred prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the shares of Series A Preferred then outstanding may require the Corporation to redeem all or any portion of the Series A Preferred owned by such holders at a price per share of Series A Preferred equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) ten days after receipt or deemed receipt of notice from the Corporation, or (b) ten days prior to the consummation of the Fundamental Change. If the holder or holders of a majority of the shares of Series A Preferred then outstanding so require the Corporation to redeem all or any portion of the Series A Preferred owned by such holders, the Corporation shall give prompt written notice of any such election to all other holders of Series A Preferred within five days after the receipt or deemed receipt thereof, and each such holder shall have until two days after the receipt or deemed receipt of such second notice to request redemption hereunder (by giving written notice given to the Corporation) of all or any portion of the Series A Preferred owned by such holder; provided that, if such election has been made by the holder or holders of a majority of the Series A Preferred then outstanding to redeem all of the Series A Preferred held by them, then each such other holder of Series A Preferred shall be automatically deemed to have made an election to have redeemed all of the Series A Preferred owned by them and any election to the contrary shall be given no force or effect.

          Upon receipt or deemed receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Series A Preferred specified pursuant to this paragraph 4H(ii) to be redeemed upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded and deemed canceled and of no further force or effect, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A Preferred may rescind such holder's request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

          The term "Fundamental Change" means (a) any sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business), or (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the terms of the Series A Preferred are not changed and the Series A Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors immediately prior to the merger shall continue to own the surviving corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the surviving corporation's Board of Directors.

          (iii)  Redemptions made pursuant to this paragraph 4H shall not relieve the Corporation of its obligations to redeem remaining Series A Preferred on the Scheduled Redemption Date pursuant to paragraph 4A above.

        Section 5.    Voting Rights.

        Except as otherwise required by applicable law, the Preferred Stock shall have no voting rights; provided that each holder of Preferred Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

        Section 6.    Events of Noncompliance.

        6A.    Definition.    An Event of Noncompliance shall have occurred if:

            (i)  the Corporation fails to make any redemption payment with respect to the Series A Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

           (ii)  the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent or acquiescence thereto, or (b) such petition, application or proceeding is not dismissed within 60 days; or

          (iii)  the Corporation or any Subsidiary defaults in the performance of any obligation or agreement related to Indebtedness of the Corporation if the effect of such default is to cause an amount exceeding $500,000 to become due prior to its stated maturity or to permit the holder or holders of any obligation to cause an amount exceeding $500,000 to become due prior to its stated maturity.

        6B.    Consequences of Events of Noncompliance.

            (i)  If an Event of Noncompliance has occurred and is continuing, then the dividend rate on the Preferred Stock shall increase immediately by an increment of one half of one percentage point. Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of one half of one percentage point (but in no event shall the dividend rate exceed 12%). Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists and the dividend rate shall return to 10%, subject to subsequent increases pursuant to this paragraph.

           (ii)  If an Event of Noncompliance, other than an Event of Noncompliance of the type described in subparagraph 6A(ii), has occurred and is continuing, then the holder or holders of a majority of the Preferred Stock then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Preferred Stock owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall give prompt written notice of such election to the other holders of Preferred Stock (but in any event within five days after receipt or deemed receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder's Preferred Stock by giving written notice thereof to the Corporation within seven days after receipt or deemed receipt of the Corporation's notice. The Corporation shall redeem all Preferred Stock as to which rights under this paragraph have been exercised within 15 days after receipt or deemed receipt of the initial demand for redemption. If the funds of the Corporation legally available for such redemption are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date pursuant to this paragraph, then those funds which are legally available shall be used first to redeem the maximum possible number of shares of Series A Preferred pro rata among the holders of the shares of Series A Preferred to be redeemed based upon the aggregate Liquidation Value of such shares held by each such holder (plus all accrued and unpaid dividends thereon) and second, after all such shares of Series A Preferred have been redeemed, the remaining funds which are legally available shall be used to redeem the maximum possible number of shares of Series B Preferred pro rata among the holders of the shares of Series B Preferred to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder (plus all accrued and unpaid dividends thereon).

          (iii)  If an Event of Noncompliance of the type described in subparagraph 6A(ii) has occurred, then all of the Preferred Stock then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Preferred Stock) at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The

  Corporation shall immediately redeem all Preferred Stock upon the occurrence of such Event of Noncompliance. If the funds of the Corporation legally available for such redemption are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date pursuant to this paragraph, then those funds which are legally available shall be used first to redeem the maximum possible number of shares of Series A Preferred pro rata among the holders of the Series A Preferred based upon the aggregate Liquidation Value of such shares held by each such holder (plus all accrued and unpaid dividends thereon) and second, after all Series A Preferred have been redeemed, the remaining funds which are legally available shall be used to redeem the maximum possible number of shares of Series B Preferred pro rata among the holders of the Series B Preferred to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder (plus all accrued and unpaid dividends thereon).

          (iv)  If any Event of Noncompliance has occurred and is continuing, the number of directors constituting the Corporation's Board of Directors shall, at the request of the holders of a majority of the Preferred Stock then outstanding, be increased by one member, and the holders of Preferred Stock shall have the special right, voting separately as a single class (with each Preferred Share being entitled to one vote) and to the exclusion of all other classes of the Corporation's stock, to elect an individual to fill such newly created directorship, to fill any vacancy of such directorship and to remove any individual elected to such directorship. The newly created directorship shall constitute a separate class of directors, and the director elected by the holders of the Preferred Stock shall be entitled to cast a number of votes on each matter considered by the Board of Directors (including for purposes of determining the existence of a quorum) equal to the sum of the number of votes entitled to be cast by all of the other directors plus one. The special right of the holders of Preferred Stock to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this subparagraph (iv), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

          At any time when such special right has vested in the holders of Preferred Stock, a proper officer of the Corporation shall, upon the written request of the holder(s) of a majority of the Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Preferred Stock for the purpose of electing a director pursuant to this subparagraph. Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holder(s) of a majority of the Preferred Stock then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holder(s) of a majority of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation's principal office, or at such other place designated by the holder(s) of a majority of the Preferred Stock then outstanding. Any holder of Preferred Stock so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this subparagraph.

          At any meeting or at any adjournment thereof at which the holders of Preferred Stock have the aforementioned special right to elect an extra director, the presence, in person or by proxy, of the holders of a majority of the Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Preferred Stock exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

          Any director so elected by the holders of Preferred Stock shall continue to serve as a director until the earlier of (a) thirty days after the date on which there is no longer any Event of Noncompliance in existence, or (b) the expiration of the remaining period of the full term for which such director has been elected. If the Event of Noncompliance continues after the expiration of the special director's term, then the holders of Preferred Stock may elect a replacement director as provided above. Upon the date on which there is no longer any Event of Noncompliance in existence, the number of directors constituting the board of directors of the Corporation shall decrease to such number as constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

           (v)  If any Event of Noncompliance exists, each holder of Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law or at equity.

        Section 7.    Registration of Transfer.

        The Corporation shall keep at its principal office a register for the registration of transfers of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the written request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number and type of Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number and type of Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

        Section 8.    Replacement.

        Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number and type of Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

        Section 9.    Amendment and Waiver.

        No amendment, modification or waiver shall be binding or effective with respect to any provision of this Part B of Article 4 without the prior written consent of the holders of a majority of the Preferred Stock outstanding at the time such action is taken; provided that (i) no such action shall change (a) the rate at which or the manner in which dividends on the Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Series A Preferred or the times at which redemption of Series A Preferred is to occur or (b) the percentage required to approve any change described in clause (a) above, without the prior written consent of the holders of at least a majority of the Series A Preferred then outstanding; (ii) no amendment or modification specifically related to any terms or provisions of any series of Preferred Stock that adversely affects such series of Preferred Stock (including without limitation by increasing the rights, preferences or privileges of another series of preferred stock) in a manner which is different than the effect on all series of Preferred Stock shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such series of Preferred Stock and (iii) that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the required percentage of the Preferred Stock then outstanding.

        Section 10.    Notices.

        Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing, shall be delivered personally, by registered or certified mail (return receipt requested and postage prepaid), by reputable overnight courier service (charges prepaid), or by facsimile to the Corporation at its principal executive offices and to any stockholder at such stockholder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such stockholder). Notices will be deemed to have been given and received hereunder when delivered personally, upon machine-generated acknowledgment of receipt after transmittal by facsimile, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

C. COMMON STOCK

        Section 1.    Voting Rights.

        Except as otherwise provided in this Certificate of Incorporation, the Stockholders Agreement or as otherwise required by applicable law, the holders of Class A Common and Class B Common shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders and the holders of Class A Common and Class B Common shall vote together as a single class.

        Section 2.    Dividends.

        After dividends on the Preferred Stock shall have been paid or set apart for payment (to the extent such Preferred Stock may be entitled thereto), subject to the provisions of Section 1 of Part B of this Article 4 and to the provisions of any Junior Securities (if any) with respect to the Series B Preferred that are senior to the Common Stock, the Board may declare a dividend upon the Common Stock out of the unrestricted and unreserved surplus of the Corporation. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Class A Common and Class B Common shall be entitled to participate in such dividends in the following amounts: (i) the holders of Class B Common, as a separate class, shall be entitled to receive a portion of such dividends equal to the Participation Percentage thereof (as defined below) (ratably among such holders based upon the number of shares of Class B Common held by each such holder as of the time of such dividends); and (ii) the holders of Class A Common, as a separate class, shall be entitled to receive the balance of such dividends (ratably among such holders based upon the number of shares of Class A Common held by each such holder as of the time of such dividends).

        The "Participation Percentage" shall initially be 18% multiplied by the number of issued and outstanding shares of Class B Common divided by 51,321. After an aggregate of $50 million has been invested since April 25, 2000 in the Corporation and ICS or upon an Approved Sale as permitted by the Stockholders Agreement, the Participation Percentage shall be subject to dilution upon the issuance of additional shares of Class A Common or Combined Common; provided, however, that the Board, in its sole discretion, may determine not to recalculate the Participation Percentage upon the issuance of

Class A Common or Combined Common. In instances in which the Participation Percentage is subject to dilution hereunder, the Participation Percentage shall equal (i) the Participation Percentage in effect immediately preceding any such additional investment, multiplied by (ii) a fraction (A) the numerator of which is the total number of shares of Common Stock outstanding on a fully diluted basis prior to such issuance, and (B) the denominator of which is the total number of shares of Common Stock outstanding on a fully diluted basis after such issuance.

        The Participation Percentage shall also be subject to (i) increases by the Board with the prior consent of the holders of a majority of the Class A Common, and (ii) decreases by the Board with the prior consent of holders of a majority of the Class B Common.

        Section 3.    Liquidation.

        Subject to the provisions of Part B of this Article Four, the holders of Class A Common and Class B Common shall be entitled to participate in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation in the following amounts:

            (i)  the holders of Class B Common, as a separate class, shall be entitled to receive the Participation Percentage of such distribution (ratably among such holders based upon the number of shares of Class B Common held by each such holder as of the time of such distribution); and

           (ii)  the holders of Class A Common, as a separate class, shall be entitled to receive the balance of such distribution (ratably among such holders based upon the number of shares of Class A Common held by each such holders as of the time of such distribution).

        Section 4.    Conversion.

        At any time, the Board shall be authorized and empowered to convert the Class A Common and the Class B Common into a single class of common stock (the "Combined Common"), in which event all outstanding shares of Class B Common shall be converted, in the aggregate, into a number of shares of Combined Common equal to the Participation Percentage multiplied by the total number of shares of Combined Common to be outstanding immediately after such conversion, and the Class A Common shall be converted into the balance of such shares of Combined Common; provided, however, that (i) unless and until an aggregate of $50 million has been invested since April 25, 2000 in the Corporation and ICS, or (ii) unless the conversion is implemented in conjunction with an Approved Sale as defined in and permitted by the Stockholders Agreement, the Board shall not be so authorized and empowered if the sole or primary purpose of the conversion is to cause the dilution of the relative value of the stock held by the holders of Class B Common outstanding immediately prior to the conversion. Upon such conversion, the Combined Common shall have all of the rights and preferences previously ascribed to the Class A Common, all references herein to the Class A Common shall be deemed to be references to the Combined Common, and all references to the Class B Common shall be of no further force or effect.

        Section 5.    Registration of Transfer.

        The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration or transfer of shares of the Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the written request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of that surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

        Section 6.    Replacement.

        Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

        Section 7.    Amendment and Waiver.

        No amendment, modification or waiver shall be binding or effective with respect to any provision of this Part C of Article 4 without the prior written consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class; provided that, except as contemplated in Section 4 of this Part C of Article 4 (which shall not require the approval of the holders of Common Stock), no amendment or modification specifically related to any terms or provisions for any class of Common Stock that adversely affects such class of Common Stock in a manner which is different than the effect on all classes of Common Stock shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such class of Common Stock.

        Section 8.    Notices.

        All notices referred to herein shall be in writing, shall be delivered personally, by registered or certified mail (return receipt requested and postage prepaid), by reputable overnight courier service (charges prepaid), or by facsimile to the Corporation at its principal executive offices and to any stockholder at such stockholder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such stockholder). Notices will be deemed to have been given hereunder when delivered personally, upon machine-generated acknowledgment of receipt after transmittal by facsimile, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

D. CERTAIN DEFINITIONS

        "Affiliate" of any particular Person or entity means any other Person or entity controlling, controlled by or under common control with such particular Person or entity.

        "Change in Ownership" has the meaning set forth in paragraph 4H hereof.

        "Combined Common" has the meaning set forth in Part C, Section 4 hereof.

        "Common Stock" means, collectively the Corporation's Class A Common, Class B Common and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, including without limitation the Combined Common.

        "Fundamental Change" has the meaning set forth in paragraph 4H hereof

        "Indebtedness" means (i) all obligations for borrowed money or in respect of loans or advances, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities,

(iii) all obligations in respect of letters of credit and bankers' acceptances issued for the account of Corporation, (iv) all obligations arising from cash/book overdrafts, (v) all obligations arising from deferred compensation arrangements, (vi) all obligations secured by a lien, (vii) all guarantees in connection with any of the foregoing, (viii) all capital lease obligations and (ix) all accrued interest, prepayment premiums or penalties related to any of the foregoing, (x) all deferred rent, (xi) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not past due), and (xii) all other liabilities classified as non-current liabilities in accordance with GAAP as of the Closing Date.

        "Junior Securities" means with respect to the Series A Preferred, any of the Corporation's capital stock or other equity other than the Series A Preferred and, with respect to the Series B Preferred, any capital stock or other equity securities of the Corporation, except for the Series A Preferred.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or least in the nature thereof), any sale of receivables with recourse against the Corporation, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Corporation under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

        "Liquidation Value" of any share of Preferred Stock as of any particular date shall be equal to $1,000.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "Preferred Stock" has the meaning set forth in Article 4A above.

        "Public Offering" means any offering by the Corporation of securities of any kind whatsoever to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

        "Redemption Date" as to any Series A Preferred means the date specified in the notice of any redemption at the Corporation's option or at the holder's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such shares of Series A Preferred (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

        "Stockholders Agreement" means that certain Stockholders Agreement, dated as of December 31, 2001 by and among certain holders of Preferred Stock and Common Stock and the Corporation.

        "Subsidiary" means, with respect to any Person, (i) a corporation of which a majority of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) a limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof; a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity. Reference to any "Subsidiary" of the Corporation shall be given effect only at such times as the Corporation has one or more Subsidiaries.

ARTICLE FIVE

        The Corporation is to have perpetual existence.

ARTICLE SIX

        In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE SEVEN

        Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE EIGHT

        To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

        The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

CERTIFICATE OF CORRECTION
FILED TO CORRECT A CERTAIN ERROR
IN THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CRITICAL CARE SYSTEMS, INC.

FILED IN THE OFFICE OF THE SECRETARY OF STATE
OF DELAWARE ON THE THIRTY-FIRST DAY OF
DECEMBER, A.D. 2001, AT 10:01 O'CLOCK A.M.

        Critical Care Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

          1.     The name of the corporation is Critical Care Systems, Inc.

          2.     An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on December 31, 2001 and said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

          3.     The inaccuracy or defect of the Certificate to be corrected is as follows: the total number of shares of authorized capital stock shall be adjusted.

          4.     The first clause of Article Four, Section A of the Certificate is corrected to read as follows: "The total number of shares of capital stock which the Corporation has authority to issue is 341,321 shares, consisting of:".

          5.     All provisions of the Certificate not hereby corrected shall remain in full force and effect.

        IN WITNESS WHEREOF, said Critical Care Systems, Inc. has caused this Certificate to be signed by Paul F. McConnell, its President, this 29th day of January, 2002.

/s/ PAUL F. MCCONNELL
By:	Paul F. McConnell
Its:	President

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CERTIFICATE OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CRITICAL CARE SYSTEMS, INC.